THE INSURED          RICHARD ROE          VARIABLE LIFE INSURANCE POLICY

 POLICY OWNER          RICHARD ROE                   EQUITABLE
                                          VARIABLE LIFE INSURANCE COMPANY
      INITIAL
  FACE AMOUNT          $100,000                      [EVLICO LOGO]

POLICY NUMBER          SPECIMEN


                   EQUITABLE VARIABLE LIFE INSURANCE COMPANY
                         A Stock Life Insurance Company


Agrees

o To pay the insurance benefits of this policy to the Beneficiary upon receiving proof of the Insured's death; and

o To provide you (the policy Owner) with the other rights and benefits of this policy.

These agreements are subject to the provisions of this policy.

As shown on page 3, the face amount increases at the beginning of each policy year from the second to the fifteenth. It is constant thereafter at 150% of the initial face amount.

THE DEATH BENEFIT OF THIS POLICY DURING THE FIRST POLICY YEAR WILL EQUAL THE INITIAL FACE AMOUNT SHOWN ON PAGE 3. THEREAFTER, IT MAY INCREASE OR DECREASE EACH YEAR AS DESCRIBED ON PAGE 5 DEPENDING UPON SEPARATE ACCOUNT INVESTMENT EXPERIENCE, BUT SHALL NEVER BE LESS THAN THE FACE AMOUNT FOR THE POLICY YEAR IN WHICH THE INSURED DIES.

THE CASH VALUE OF THIS POLICY WILL VARY FROM DAY TO DAY. IT MAY INCREASE OR DECREASE DEPENDING UPON SEPARATE ACCOUNT INVESTMENT EXPERIENCE.

Premiums are shown on page 3 and are fixed as to amount. They will not vary with separate account investment experience.

RIGHT TO EXAMINE POLICY. You may examine this policy and if for any reason you are not satisfied with it, you may cancel it by returning the policy with a written request for cancellation to our Administrative Office by the later of:
(a) the 10th day after you receive it; or (b) the 45th day after Part 1 of the application was signed. If you do this, we will refund the premium that was paid.

         SPECIMEN  Secretary                SPECIMEN  President

               Whole Life Plan -- INCREASING FACE AMOUNT. Variable insurance payable upon death. Guaranteed Minimum Death Benefit. Face amount increases annually to 150% of initial face amount. Fixed premiums payable for life. Non-Participating. Investment experience reflected in benefits. Investment options described on page 6.

No. 81-02

                                  [EVLICO LOGO]
                      1285 Avenue of the Americas, New York
CONTENTS

Insurance benefits  2
Policy owner and beneficiary  4
Premiums, grace, lapse, reinstatement  4

Death Benefit  5
Cash Value  5
Loans  5

The Separate Accounts  6
Investment Options,
  allocations, transfers  6
Options on Lapse  7

Exchange of Policy  7
General Provisions  8
Payment Options  9
Basis of Values  11
(Net rates of return, variable adjustment amount, benefit base, calculation of cash values)

Any additional benefit riders and a copy of the application are included in this policy after page 12.

IN THIS POLICY:

"We," "our" and "us" mean Equitable Variable Life Insurance Company.

"You" and "your" mean the Owner of the policy at the time an Owner's right is exercised.

ADMINISTRATIVE OFFICE

The address of our Administrative Office is shown on page 3. You should send premiums and requests to that address unless instructed otherwise.

                               INSURANCE BENEFITS

The insurance benefits we pay at the Insured's death include:

   o   the Death Benefit described on page 5;

   o   plus any additional benefits due from riders to this policy;

   o   plus or minus any adjustment for the last premium;

   o   minus any loan (and loan interest) on the policy.

We will add interest to the resulting amount for the period from the date of death to the date of payment. It will be computed at the interest rate we are then paying under the Deposit Option on page 9.

We will pay these benefits only if premiums have been paid as called for by this policy. However, even if premiums have been discontinued we may still pay certain benefits. See Options on Lapse, page 7.

Payment of these benefits may also be affected by other provisions of this policy. See the Suicide Exclusion, Incontestability and Age and Sex clauses on page 8. Special exclusions or limitations (if any) are listed on page 3.


No.81-02                            Page 2

  THE INSURED    RICHARD ROE         REGISTER DATE               JUN 1, 1981

 POLICY OWNER    RICHARD ROE         DATE OF ISSUE               JUN 1, 1981

      INITIAL
  FACE AMOUNT    $100,000            ISSUE AGE, SEX              35, MALE

POLICY NUMBER    SPECIMEN            BENEFICIARY                 MARGARET H. ROE

*************************BENEFITS AND PREMIUMS TABLE****************************

BENEFITS                                  ANNUAL PREMIUM       PREMIUM PERIOD

LIFE INSURANCE - VARIABLE                   $2,320.00             FOR LIFE

THE FIRST PREMIUM IS $2,320.00 AND IS DUE ON OR BEFORE DELIVERY OF THE POLICY. SUBSEQUENT PREMIUMS ARE DUE ON JUN 1, 1982 AND EVERY 12 MONTHS THEREAFTER DURING THE PREMIUM PERIOD IN ACCORDANCE WITH THE ABOVE PREMIUM TABLE.

****************************TABLE OF FACE AMOUNTS*******************************


    POLICY YEAR        FACE AMOUNT        POLICY YEAR       FACE AMOUNT        POLICY YEAR       FACE AMOUNT
         1               $100,000              6              $115,900             11               $134,400
         2               $103,000              7              $119,400             12               $138,400
         3               $106,100              8              $123,000             13               $142,600
         4               $109,300              9              $126,700             14               $146,900
         5               $112,600             10              $130,500         15 AND OVER          $150,000

**************************** TABLE OF NET ANNUAL PREMIUMS***********************

                   BEGINNING OF              NET ANNUAL
                   POLICY YEAR                 PREMIUM

                        1                    $1,259.00

                      2 - 4                   2,045.00

                   5 AND LATER                2,145.00

*********************INVESTMENT ALLOCATION OF NET ANNUAL PREMIUMS***************

                              SEPARATE ACCOUNT I      50%
                              SEPARATE ACCOUNT II     50%

***********ADMINISTRATIVE OFFICE:  EQUITABLE LIFE INSURANCE COMPANY*************
                                   SPECIMEN REGIONAL SERVICE CENTER
                                   100 SPECIMEN ST.
                                   CITY, STATE 10001


V81-02-3                             PAGE 3

     THE INSURED    RICHARD ROE              REGISTER DATE   JUN 1, 1981

         INITIAL
     FACE AMOUNT    $100,000                 DATE OF ISSUE   JUN 1, 1981

   POLICY NUMBER    SPECIMEN                 ISSUE AGE, SEX  35, MALE



*************************TABULAR CASH VALUES************************************

     THE CASH VALUE OF THIS POLICY MAY BE GREATER OR LESS THAN AMOUNTS SHOWN
                       SEE PAGE 5 FOR CASH VALUE PROVISION

                INTERIM TABULAR CASH VALUES IN FIRST POLICY YEAR

                       INTERIM                            INTERIM                             INTERIM
     END OF            TABULAR           END OF           TABULAR            END OF           TABULAR
     POLICY              CASH            POLICY             CASH             POLICY             CASH
     MONTH              VALUES           MONTH             VALUES            MONTH             VALUES

        1               $ 0                5                $146               9               $ 668
        2                 0                6                 275              10                 801
        3                 0                7                 407              11                 929
        4                14                8                 540              12                1062


                  TABULAR CASH VALUES AT ENDS OF POLICY YEARS*

     END OF            TABULAR            END OF           TABULAR            END OF           TABULAR
     POLICY              CASH             POLICY             CASH             POLICY             CASH
      YEAR              VALUES             YEAR             VALUES             YEAR             VALUES

        1               $ 1,062              9             $18,221              17            $38,251
        2                 2,959             10              20,622              18             40,884
        3                 4,912             11              23,062              19             43,546
        4                 6,917             12              25,534              20             46,235
        5                 9,077             13              28,033            AGE 60           59,960
        6                11,290             14              30,548            AGE 62           65,499
        7                13,552             15              33,081            AGE 65           73,755
        8                15,864             16              35,650            AGE 70           86,944


*  VALUES NOT SHOWN WILL BE FURNISHED ON REQUEST.



V81-02-3A                            PAGE 3A

                          TABLE OF NET SINGLE PREMIUMS

For $1.00 of Variable Adjustment Amount or Paid-Up Whole Life Insurance. Values shown are applicable on policy anniversaries. The net single premium as of a date during a policy year shall be determined by interpolation between the values applicable on the immediately preceding and immediately following anniversaries.


 Age of                    Age of                     Age of                      Age of                      Age of
 Insured        Net        Insured        Net         Insured         Net         Insured         Net         Insured         Net
(Nearest       Single     (Nearest       Single      (Nearest        Single      (Nearest        Single      (Nearest        Single
Birthday)     Premium     Birthday)     Premium      Birthday)      Premium      Birthday)      Premium      Birthday)      Premium
---------     -------     ---------     -------      ---------      -------      ---------      -------      ---------      -------


                                                                MALE INSURED
                                                                ------------

     1        $.09647        21         $.17350         41          $.32865         61          $.57583         81        $ .81560
     2         .09871        22          .17890         42           .33918         62           .58929         82          .82496
     3         .10126        23          .18450         43           .34995         63           .60272         83          .83394
     4         .10397        24          .19031         44           .36096         64           .61610         84          .84259
     5         .10685        25          .19635         45           .37222         65           .62940         85          .85096

     6         .10990        26          .20263         46           .38370         66           .64260         86          .85909
     7         .11312        27          .20915         47           .39541         67           .65565         87          .86704
     8         .11650        28          .21591         48           .40733         68           .66851         88          .87488
     9         .12005        29          .22293         49           .41945         69           .68114         89          .88268
    10         .12377        30          .23021         50           .43176         70           .69350         90          .89050

    11         .12764        31          .23775         51           .44424         71           .70559         91          .89841
    12         .13166        32          .24556         52           .45688         72           .71744         92          .90648
    13         .13581        33          .25366         53           .46968         73           .72908         93          .91479
    14         .14008        34          .26205         54           .48261         74           .74057         94          .92350
    15         .14447        35          .27073         55           .49568         75           .75194         95          .93291

    16         .14897        36          .27970         56           .50886         76           .76319         96          .94339
    17         .15360        37          .28896         57           .52214         77           .77427         97          .95520
    18         .15835        38          .29850         58           .53550         78           .78512         98          .96810
    19         .16323        39          .30830         59           .54892         79           .79566         99          .98063
    20         .16828        40          .31835         60           .56237         80           .80583        100         1.00000



                                                               FEMALE INSURED
                                                               --------------

     1        $.08586        21         $.15360         41          $.28896         61          $.52214          81        $ .77427
     2         .08774        22          .15835         42           .29850         62           .53550          82          .78512
     3         .08993        23          .16323         43           .30830         63           .54892          83          .79566
     4         .09228        24          .16828         44           .31835         64           .56237          84          .80583
     5         .09478        25          .17350         45           .32865         65           .57583          85          .81560

     6         .09743        26          .17890         46           .33918         66           .58929          86          .82496
     7         .10023        27          .18450         47           .34995         67           .60272          87          .83394
     8         .10318        28          .19031         48           .36096         68           .61610          88          .84259
     9         .10629        29          .19635         49           .37222         69           .62940          89          .85096
    10         .10953        30          .20263         50           .38370         70           .64260          90          .85909

    11         .11290        31          .20915         51           .39541         71           .65565          91          .86704
    12         .11641        32          .21591         52           .40733         72           .66851          92          .87488
    13         .12004        33          .22293         53           .41945         73           .68114          93          .88268
    14         .12379        34          .23021         54           .43176         74           .69350          94          .89050
    15         .12764        35          .23775         55           .44424         75           .70559          95          .89841

    16         .13166        36          .24556         56           .45688         76           .71744          96          .90648
    17         .13581        37          .25366         57           .46968         77           .72908          97          .91479
    18         .14008        38          .26205         58           .48261         78           .74057          98          .92350
    19         .14447        39          .27073         59           .49568         79           .75194          99          .93291
    20         .14897        40          .27970         60           .50886         80           .76319         100          .94339


                                                                                                                101          .95520
                                                                                                                102          .96810
                                                                                                                103          .98063
                                                                                                                104         1.00000

V81-02-3B                            Page 3B

                          POLICY OWNER AND BENEFICIARY


OWNER. The Owner of this policy is the Insured unless otherwise stated in the application, or later changed. As Owner, you can exercise all the rights in this policy while the Insured is living. You do not need the consent of anyone who has only a conditional or future ownership interest in this policy.

BENEFICIARY. The Beneficiary is as stated in the application, unless later changed. If two or more persons are named, those surviving the Insured will share equally unless otherwise stated.

We will pay any benefit for which there is no stated Beneficiary living at the death of the Insured to the children of the Insured who then survive, in equal shares. If none survive, we will pay the estate of the Insured.

CHANGES. While the Insured is living, you may change the Owner or Beneficiary by written notice in a form satisfactory to us. The change will take effect on the date you sign the notice, except that it will not apply to any payment we make or other action we take before we receive the notice at our Administrative Office. If you change the Beneficiary, any previous arrangement you made under the Payment Options provision on page 9 is cancelled.

ASSIGNMENT. You may assign this policy, but we will not be bound by an assignment unless it is in writing and we have received it at our Administrative Office. Your rights and those of any other person referred to in this policy will be subject to the assignment. We assume no responsibility for the validity of any assignment.

                                    PREMIUMS

AMOUNTS AND DUE DATES. Page 3 shows the amounts and due dates of premiums and the period for which they are to be paid. Each premium is payable on or before its due date at our Administrative Office.

You may write and ask us to change the frequency of premium payment. If we approve the change, the new premium will be determined on the rate scale for this policy.

GRACE PERIOD. We allow a grace period of 31 days for payment of each premium, after the first premium. The insurance will continue during the grace period. If a premium is paid during the grace period, then all benefits under this policy will be the same as if such premium had been paid on its due date.

LAPSE. If a premium is not paid by the end of its grace period, the policy will lapse as of the premium due date. If this occurs, all insurance ends, except as stated in Options on Lapse on page 7. Additional benefit riders do not continue beyond the grace period of an unpaid premium.

REINSTATEMENT.  You may reinstate  this policy within five years after lapse if:
(1) the policy has not been given up for its net cash value; (2) you provide evidence of insurability satisfactory to us; and (3) you pay the larger of: (a) all overdue premiums with interest at 6% per year compounded annually; or (b) 110% of the difference between the following Items (i) and (ii). Item (i) is the excess of the cash value immediately after reinstatement over the cash value immediately before reinstatement. Item (ii) is any policy loan, and accrued loan interest, in effect when any option on lapse became effective, with loan interest to the date of reinstatement.

Upon reinstatement this policy will have the same Benefit Base and the same Variable Adjustment Amount as to each separate account (as these are determined in the Variable Adjustment Amount provision on page 11) as if default had not occurred. Also, upon reinstatement this policy will have a loan equal to the sum of the following Items (i) and (ii). Item (i) is any loan, and accrued loan interest, in effect at the date any option on lapse became effective, with loan interest to the date of reinstatement. Item (ii) is any loan arising after the date any option on lapse became effective, with loan interest to the date of reinstatement.

PREMIUM ADJUSTMENT. We will add to the insurance benefits any part of the last premium paid that applies to a period beyond the policy month in which the Insured dies. If the Insured dies during the grace period of an unpaid premium, we will deduct from the benefits the part of the overdue premium for one policy month.


V81-02-3B                            Page 4

                                  DEATH BENEFIT

The Death Benefit equals:

  o the face amount shown on page 3 for the policy year in which the Insured dies;

  o plus the sum, if positive, of the Variable Adjustment Amounts, for each separate account under this policy in which you have a cash value, for the policy year in which the Insured dies.

A description of how the Variable Adjustment Amount for each separate account is determined is on page 11.

                                   CASH VALUE

You may give up this policy for its net cash value at any time while the Insured is living. The net cash value is the cash value minus any loan and loan interest.

We will determine the net cash value on the date we receive your signed request for it at our Administrative Office. The policy will terminate on the date you send the policy and the request to us.

CASH VALUE. The cash value of the policy will vary daily with the performance of the separate accounts under this policy in which you have a cash value. See page 12 for a description of how cash values are determined.

                                      LOANS

You may get a loan on this policy while it has a loan value and it is not being continued as extended term insurance under the Options on Lapse on page 7. This policy will be the sole security for the loan.

The amount of the loan may not be more than the loan value. Except when used to pay premiums, a loan must be at least $100 more than any existing loan and loan interest. Any existing loan and loan interest will be deducted from the new loan. We may also deduct any unpaid premium then due.

A loan, whether you repay it or not, will have a permanent effect on the Variable Adjustment Amounts, Death Benefit and cash value under this policy. It will have no effect on the amount of the premiums payable under this policy.

We will allocate loans to the separate accounts based on your net cash value in each separate account as of the dates the loans are made. We will allocate loan repayments to the separate accounts based on the amount of your outstanding loans as to each separate account as of the dates the repayments are made. See page 12 for a description of how the cash value in each separate account is determined.

LOAN VALUE. If this policy has not lapsed, the loan value is 75% of the policy's cash value. If this policy has lapsed and is being continued as Reduced Paid-up Insurance under the Options on Lapse on page 7, the loan value is the cash value on the next policy anniversary, minus interest at the loan rate to that date.

LOAN  INTEREST.  Interest  on a loan  accrues  daily,  at an annual  rate of 5%.
Interest is due on each policy anniversary. If the interest is not paid when due, it will be added to the loan and bear interest at the loan rate.

When a loan plus loan interest first exceeds the cash value, we will mail to you and any assignee of record at last known addresses a notice that the policy will terminate if such excess amount is not repaid within 31 days after we mailed such notice.

REPAYMENT. You may repay a loan and loan interest in whole or in part at any time while the Insured is living and this policy is in effect. However, if this policy has lapsed and you are continuing insurance under one of the Options on Lapse on page 7, any loan that was deducted in determining the benefit on lapse may not be repaid unless this policy is reinstated. We will deduct any existing loan and loan interest from any benefits we pay at the Insured's death.

V81-02-5                            Page 5

                              THE SEPARATE ACCOUNTS

We established and we maintain Separate Accounts I and II under the laws of New York State. Realized and unrealized gains and losses from the assets of Separate Accounts I and II are credited or charged against such accounts without regard to our other income, gains, or losses. Assets are put in Separate Accounts I and II to support this policy and other variable life insurance policies. Assets may be put in Separate Accounts I and II for other purposes, but not to support contracts or policies other than variable life insurance.

We expect the investments in Separate Account I will be, primarily, common stocks and other equity-type investments. We expect the investments in Separate Account II will be, primarily, short-term (not to exceed one year) money market instruments, such as: United States (U.S.) government and U.S. government agency securities; bank money instruments; time deposits; certificates of deposit; high grade commercial paper, including master demand notes; and repurchase agreements covering U.S. government obligations and certificates of deposit. But we may invest the assets of Separate Accounts I and II in any legal investments. We will rely upon our own and outside counsel for advice in this regard.

Instead of making direct investments, we may also operate either Separate Account I or II as a unit investment trust, or other form. We would invest all or part of such account's assets in shares or units of a fund. We, an affiliate, or The Equitable Life Assurance Society of the United States would be the investment adviser and would invest the assets of the fund as above.

The assets of Separate Accounts I and II are our property. The portion of the assets of Separate Accounts I and II equal to the reserves and other policy liabilities with respect to such separate accounts will not be chargeable with liabilities arising out of any other business we conduct. We may transfer assets of such separate accounts in excess of such reserves and liabilities to our general account.

We will value the assets of Separate Accounts I and II on each business day. A business day is any day on which the New York Stock Exchange is open for trading.

We have the right to create new separate accounts. We have the right to withdraw assets of a class of policies to which this policy belongs from either separate account and put them in another separate account. If we do this, we will withdraw the same percentage of each investment in such separate account, but will avoid odd lots and fractions. We also have the right to combine any two or more separate accounts. The term "Separate Account I" or "Separate Account II" in this policy shall then refer to any other separate account in which the assets of a class of policies to which this policy belongs were placed.

We have the right to:

  1. register or deregister either separate account under the Investment Company Act of 1940;

  2. run either separate account under the direction of a committee, and to discharge such committee at any time; and

  3. restrict or eliminate any voting rights of policyowners, or other persons who have voting rights as to either separate account.

CHANGES OF INVESTMENT ADVISER OR INVESTMENT POLICY. Unless otherwise required by law or regulation, the investment adviser or any investment policy may not be changed without our consent. If required by law or regulation, the investment policy of either separate account will not be changed unless approved by the Superintendent of Insurance of New York State or deemed approved in accordance with such law or regulation. If so required, the process for getting such approval is filed with the insurance supervisory official of the jurisdiction in which this policy is delivered.

                               INVESTMENT OPTIONS

ALLOCATION OF NET ANNUAL PREMIUMS. If premiums are duly paid, we will allocate to each separate account at the beginning of each policy year a percentage of the Net Annual Premium shown on page 3 for that year. Such allocations will be based on the allocation percentages then in effect. The allocation percentages for the first policy year are as designated in the application for this policy. Unless you change them, such percentages shall also apply in later years.


V81-02-5                            Page 6

                          INVESTMENT OPTIONS CONTINUED

You may change the allocation percentages for policy years after the first by notifying us in writing of the new percentages. Each allocation percentage greater than zero must be a whole number of not more than 100%. The sum of the percentages must equal 100%. A change will take effect on the next policy anniversary if we receive the notice at our Administrative Office at least 7 days before such anniversary.

TRANSFER OF CASH VALUES. You may ask us to transfer all or part of your cash value in one of the separate accounts to the other. Only two such transfers may be made in a policy year. We will make the transfer as of the date we receive your written request for it at our Administrative Office.

                                OPTIONS ON LAPSE

You have a number of options if the policy lapses. You may apply for reinstatement. If there is a net cash value, you may withdraw it and give up the policy. Or, you may continue insurance under one of the following options:

REDUCED PAID-UP INSURANCE. This is fixed benefit insurance for the Insured's lifetime and for the amount that the net cash value will buy.

EXTENDED TERM INSURANCE. This is fixed benefit term insurance for an amount equal to the Death Benefit on the date of lapse, minus any unpaid loan and loan interest. The insurance will continue from the date of lapse for as long a term period as the net cash value will buy. In no event, however, will this period be less than 90 days if premiums have been paid for at least three months before lapse and there is no loan on this policy. This option is not available if so stated on page 3.

An Option on Lapse will become effective on the date your written request for it is received at our Administrative Office. If your request is not received within three months after the date of lapse, extended term insurance will become effective automatically at the end of such three month period. Reduced paid-up insurance will apply instead if the extended term insurance option is not available.

If the Insured dies after the grace period but within three months from the date of lapse, the greater of the benefit under reduced paid-up or extended term insurance will apply. In this case, any restriction on page 3 as to extended term insurance will not apply.

We will determine the amounts of these options as of the date the option becomes effective. We will use net cash values as of the date the option becomes effective, adjusted for any loan transaction on or after that date. A term period will begin as of the date of lapse (the due date of the unpaid premium). We will use net single premiums for the Insured's age as of the date of lapse.

                               EXCHANGE OF POLICY

You may exchange this policy for a policy of permanent fixed benefit insurance on the life of the Insured. You may make such an exchange within 18 months after the Date of Issue shown on page 3. We will not require evidence of insurability. We will require:

1. That this policy be in effect on the date of exchange with all premiums due having been paid; and

2. Repayment of any loan and loan interest on this policy.

The date of exchange will be the later of: (a) the date you send us this policy and the signed request on our form for such exchange; or (b) the date we receive at our Administrative Office any sum due to be paid for such exchange.

THE NEW POLICY. The new policy will be the "Executive Plan" policy being offered by The Equitable Life Assurance Society of the United States (Equitable) on the Date of Issue of this policy. It is a policy of permanent fixed benefit life insurance. The new policy will have a face amount equal to the initial face amount of this policy. It will have the same Register Date, Date of Issue, and Issue Age as this policy. Premiums for the new policy will be based on Equitable's rates in effect on its Register Date for the same class of risk as under this policy. Any additional benefit riders in this policy will be included in the new policy only if Equitable was offering them with the new policy as of its Date of Issue.


V81-02-7                            Page 7

                          EXCHANGE OF POLICY CONTINUED

Upon request you will be told the amount of the first premium for the new policy, and of any extra sum required or allowance to be made for a premium or cash value adjustment that takes appropriate account of the premiums and cash values under this policy and under the new policy. A detailed statement of the method of computing such an adjustment has been filed with the insurance supervisory official of the jurisdiction in which this policy is delivered.

                               GENERAL PROVISIONS

THE CONTRACT. This insurance is granted in consideration of payment of the required premiums. This policy and the application (a copy of which is attached at issue) constitute the entire contract. The rights conferred by this policy are in addition to those provided by applicable Federal and State laws and regulations.

The contract may not be modified, nor may any of our rights or requirements be waived, except in writing signed by our President, one of our Vice Presidents, or by our Secretary or Treasurer.

INCONTESTABILITY. All statements made in the application are representations and not warranties. We have the right to contest the validity of this policy based on material misstatements made in the application. However, this policy will become incontestable after it has been in effect during the lifetime of the Insured for two years from the Date of Issue shown on page 3.

See any additional benefit riders for modifications that apply to them.

AGE AND SEX. If the Insured's age or sex has been misstated, any benefits will be those that the premium paid would have purchased at the correct age and sex.

SUICIDE EXCLUSION. If the Insured commits suicide, while sane or insane, within two years after the Date of Issue shown on page 3, our liability will be limited to the payment of a single sum equal to the premiums paid, minus any loan and loan interest.

POLICY PERIODS AND ANNIVERSARIES. Policy years, policy months, policy anniversaries and premium periods are measured from the Register Date. Each policy month begins on the same day in each calendar month as in the Register Date. If the end of a premium period or policy year is indicated by an age, it ends on the policy anniversary nearest the birthday on which the Insured reaches that age.

POLICY CHANGES. You may change this policy to another plan of insurance or add additional benefit riders or make other changes, subject to our rules at the time of change.

REPORTS. Each policy year after the first we will give you a report showing the Death Benefit and the cash value as of the first day of such year. The amount of any existing loan and the accrued loan interest for the previous policy year will also be shown. No such reports will be given while this policy is lapsed. We will also give you such other reports as may be required by law.

BASIS OF COMPUTATION. Cash values, reserves and net single premiums are based on the Commissioners 1958 Standard Ordinary Mortality Table. For any extended term insurance, they are based instead on the Commissioners 1958 Extended Term Insurance Table. Continuous functions are used with interest compounded annually at 4%.

The cash values and paid-up insurance benefits are equal to or more than those required by law. A detailed statement of the method of computing values and benefits has been filed with the insurance supervisory official of the jurisdiction in which this policy is delivered. The tabular cash value at the end of each policy year equals the reserve. Reserves referred to in this policy are not less than reserves determined according to the Commissioners Reserve Valuation Method. Our expense and mortality results will not adversely affect the dollar amount of insurance benefits or cash values.

DETERMINATION AND PAYMENT OF VARIABLE BENEFITS. As long as this policy is not being continued under one of the Options on Lapse, we will make payments under this policy as follows;

  o A cash value will be paid within 7 days after we receive your policy and request at our Administrative Office;

  o A loan will be paid within 7 days after we receive your request at our Administrative Office; and

  o  The  insurance  benefits will be paid within 7 days after we receive at our
     Administrative   Office  proof  of  the  Insured's   death  and  all  other
     requirements deemed necessary before such payment may be made.


V81-02-7                            Page 8

                          GENERAL PROVISIONS CONTINUED

We may not be able to sell securities or determine the value of the assets of the separate accounts if: (1) the New York Stock Exchange is closed; (2) the Securities and Exchange Commission requires trading to be restricted or declares an emergency; or (3) the Securities and Exchange Commission by order permits us to defer payments for the protection of our policy Owners. During such times we may defer:

  1. Determination and payment of cash values;

  2. Payment of loans;

  3. Determination of a change in a Variable Adjustment Amount, and payment of any portion of the Death Benefit equal to the Variable Adjustment Amount;

  4. Any requested transfer of cash value; and

  5. Use of Insurance Benefits under the Payment Options.

DEFERMENT UNDER OPTIONS ON LAPSE. We may defer payment of a cash value and the making of a loan for up to six months after we receive a request at our Administrative Office if this policy is being continued under one of the Options on Lapse. We will allow interest, at a rate of at least 3% a year, on any cash value payment we defer for 30 days or more.

                                 PAYMENT OPTIONS

       Payments under these options will not be affected by the investment experience of any separate account after proceeds are applied under such options.

Instead of having the insurance benefits or net cash value paid immediately in one sum, you can choose another form of payment for all or part (if at least $2,500). If you do not arrange for this before the Insured dies, the Beneficiary will have this right when the Insured dies. Arrangements you make, however, cannot be changed by the Beneficiary after the Insured's death. The options are:

1. DEPOSIT OPTION: Left on deposit for a period mutually agreed upon, with interest paid at the end of each month, each 3 months, each 6 months or each 12 months, as chosen.

2. INSTALMENT OPTIONS:

   A. FIXED PERIOD: Paid in equal instalments for a specified number of years (not more than 30). The instalments will not be less than those shown in the Table of Guaranteed Payments on page 10.

   B. FIXED AMOUNT: Paid in instalments as mutually agreed upon until the amount applied, together with interest on the unpaid balance, is used up.

3. LIFE INCOME OPTIONS:

      Paid as a monthly income for life in an amount we determine but not less than shown in the Table of Guaranteed Payments on page 10. We guarantee payments for life and in any event for 10 years, 20 years, or until the payments we make equal the amount applied (called "refund certain"), according to the "certain" period chosen.

We guarantee interest under Option 1 at the rate of 3% a year and under Option 2 at 3-1/2% a year, or such higher rates as we may determine. We may allow excess interest under Options 1 and 2.

We reserve the right to change how often we make payments, so that each payment is for at least $25. The payee under an option may name and change a successor payee for any amount we would otherwise pay the payee's estate.

Any arrangements involving more than one of the options, or a payee who is not a natural person (such as a corporation) or who is a fiduciary, must have our approval. Also, details of all arrangements will be subject to our rules at the time the arrangement takes effect. These include withdrawal or commutation rights, designation of payees and successor payees, and evidence of age and survival.

Choices (or any later changes) under these options will be made and will take effect in the same way as a change of Beneficiary. Amounts applied under these options will not be subject to the claims of creditors or to legal process, to the extent permitted by law.

V81-02-9                            Page 9

                          TABLE OF GUARANTEED PAYMENTS
                    (MINIMUM AMOUNT FOR EACH $1,000 APPLIED)

                                    OPTION 2A

                            FIXED PERIOD INSTALMENTS
                            ------------------------

           Number
          of Years'               Monthly               Annual
         Instalments            Instalment            Instalment
         -----------            ----------            ----------
              1                  $84.70               $1000.00
              2                   43.08                 508.60
              3                   29.21                 344.86
              4                   22.28                 263.04
              5                   18.12                 213.99

              6                   15.36                 181.32
              7                   13.38                 158.01
              8                   11.91                 140.56
              9                   10.76                 127.00
             10                    9.84                 116.18

             11                    9.09                 107.34
             12                    8.47                  99.98
             13                    7.94                  93.78
             14                    7.49                  88.47
             15                    7.11                  83.89

             16                    6.77                  79.89
             17                    6.47                  76.37
             18                    6.20                  73.25
             19                    5.97                  70.47
             20                    5.76                  67.98

             21                    5.57                  65.74
             22                    5.40                  63.70
             23                    5.24                  61.85
             24                    5.10                  60.17
             25                    4.97                  58.62

             26                    4.84                  57.20
             27                    4.73                  55.90
             28                    4.63                  54.69
             29                    4.54                  53.57
             30                    4.45                  52.53


If instalments are paid each 3 months, they will be 25.32% of the annual instalments. If they are paid each 6 months, they will be 50.43% of the annual instalments.


                                                              OPTION 3

                                                         MONTHLY LIFE INCOME
                                                         -------------------

                      10 Years Certain                  20 Years Certain                    Refund Certain
                      ----------------                  ----------------                    --------------
     AGE            Male            Female             Male            Female            Male             Female
     ---            ----            ------             ----            ------            ----             ------
     50            $4.50            $3.96            $4.27             $3.89           $ 4.28            $3.87
     51             4.58             4.02             4.32              3.94             4.35             3.93
     52             4.67             4.09             4.38              4.00             4.42             3.99
     53             4.75             4.16             4.44              4.06             4.50             4.05
     54             4.85             4.24             4.50              4.12             4.58             4.11

     55             4.94             4.32             4.56              4.18             4.66             4.18
     56             5.04             4.40             4.62              4.24             4.74             4.25
     57             5.15             4.49             4.68              4.31             4.83             4.33
     58             5.26             4.58             4.74              4.38             4.93             4.41
     59             5.37             4.68             4.81              4.45             5.03             4.49

     60             5.49             4.78             4.86              4.52             5.13             4.58
     61             5.62             4.89             4.92              4.59             5.24             4.67
     62             5.75             5.00             4.98              4.66             5.35             4.77
     63             5.88             5.12             5.04              4.73             5.48             4.88
     64             6.03             5.25             5.09              4.80             5.60             4.99

     65             6.17             5.39             5.14              4.88             5.74             5.10
     66             6.32             5.53             5.19              4.95             5.88             5.22
     67             6.48             5.68             5.24              5.01             6.03             5.35
     68             6.64             5.83             5.28              5.08             6.18             5.49
     69             6.80             6.00             5.32              5.14             6.35             5.64

     70             6.97             6.17             5.35              5.20             6.53             5.79
     71             7.15             6.34             5.38              5.26             6.71             5.96
     72             7.32             6.53             5.41              5.30             6.91             6.13
     73             7.50             6.72             5.43              5.35             7.12             6.32
     74             7.67             6.92             5.45              5.38             7.34             6.52

     75             7.85             7.12             5.47              5.42             7.58             6.73
     76             8.02             7.32             5.48              5.44             7.82             6.96
     77             8.19             7.53             5.49              5.46             8.09             7.21
     78             8.36             7.75             5.50              5.48             8.38             7.47
     79             8.52             7.96             5.50              5.49             8.67             7.75

     80             8.67             8.16             5.51              5.50             9.00             8.05
     81             8.81             8.36             5.51              5.51             9.34             8.39
     82             8.94             8.55             5.51              5.51             9.70             8.73
     83             9.06             8.73             5.51              5.51            10.10             9.12
     84             9.16             8.90             5.51              5.51            10.52             9.53
 85 & over          9.26             9.05             5.51              5.51            10.96             9.97


Income amounts for Life Income Options are based on age nearest birthday when income starts. Income amounts for ages not shown will be furnished on request.


V81-02-9                            Page 10

                                 BASIS OF VALUES

ACTUAL NET RATE OF RETURN (ACTUAL NRR). For each separate account, the Actual Net Rate of Return for a policy year reflects the account's:

  o  investment income;

  o  plus realized and unrealized capital gains;

  o  minus realized and unrealized capital losses;

  o  minus any charges for taxes or amounts set aside as a reserve for taxes;

  o minus a charge not exceeding .25% per year for investment management expenses; and

  o minus a charge not exceeding .50% per year for mortality, expenses and other risks.

The Actual NRR for a period less than a year will be calculated in a consistent manner.

BASE NET RATE OF RETURN (BASE NRR). The Base NRR is 4% per year. (It is a pro-rata part of 4% for periods of less than a year.)

If the Actual NRR for all separate accounts always equals the Base NRR, then:

  o  the Death Benefit will always equal the Face Amount; and

  o the Cash Value at the end of each policy year will equal the tabular cash value shown on page 3A.

VARIABLE ADJUSTMENT AMOUNT (VAA). The VAA for a policy year is the amount of insurance in effect for that policy year due to investment performance in past years. On each policy anniversary we will determine a new VAA for the next policy year. We will do this independently for each separate account, taking into account the Actual NRR for the last policy year.

For the first policy year the VAA for each separate account is zero. For later policy years, the VAA for each separate account will equal the VAA for that account for the last policy year, plus the VAA Change Amount for that account. A VAA does not change during a policy year.

VAA CHANGE AMOUNT. For each policy year after the first, the VAA Change Amount for each separate account may be positive or negative. It will equal the product of the following Items (a) and (b), divided by Item (c).

  (a) The Actual NRR for the separate account minus the Base NRR for that policy year.

  (b) The Benefit Base for the separate account as of the last policy anniversary.

  (c) The Net Single Premium per $1.00 of VAA for the current policy anniversary as shown on page 3B.

BENEFIT BASE. For each separate account, the Benefit Base on the Register Date is the product of the following Items (1) and (2):

  (1)  The Allocation Percentage designated in the application for this policy.

  (2)  The Net Annual Premium for the first policy year.

On policy anniversaries, the Benefit Base for a separate account is the sum of the following Items (1) and (2):

  (1) The allocation percentage for that anniversary, multiplied by the sum of the following Items (a) and (b):

       (a)  The Tabular Cash Value on that anniversary.

       (b)  The Net Annual Premium for that anniversary.

  (2) The Net Single Premium for the VAA for that separate account on that anniversary.

The Net Annual Premiums, Tabular Cash Values and Net Single Premiums are shown on pages 3, 3A and 3B, respectively.

For each separate account, the VAA Change Amount will also reflect the effect of:

   1.  Any policy loans in effect on the last policy anniversary;


V81-02-11                            Page 11

                            BASIS OF VALUES CONTINUED

   2.  All new policy loans and repayments during the previous policy year; and

   3. All transfers of cash value to or from that separate account during the previous policy year.

In addition, if you have changed the allocation percentages, we will reallocate the VAA's among the separate accounts.

CALCULATION OF CASH VALUES. The cash value of this policy on any date is the sum of your cash values in each separate account on that date. If no premium is due and unpaid, your cash value in each separate account on any date is the sum of the following Items (1), (2) and (3):

  (1) The tabular cash value on that date, multiplied by the allocation percentage for that separate account in effect on the last policy anniversary.

  (2) The Net Single Premium on that date for the current VAA for that separate account.

  (3) If the date is not a policy anniversary, the product of the following Items (a) and (b):

       (a) The Actual NRR for the separate account minus the Base NRR for the time elapsed since the last policy anniversary.

       (b) The Benefit Base for the separate account on the last policy anniversary.

If a premium is due and unpaid, then within three months after the due date your cash value in each separate account is the sum of the following Items (1) and
(2):

  (1) Your cash value in that separate account as of the due date of the unpaid premium.

  (2)  The product of the following Items (a) and (b):

       (a) The Actual NRR for the separate account minus the Net NRR for the time elapsed since such due date.

       (b)  The cash value on such due date.

For each separate account, the cash value will also reflect the effect of:

   1.  Any policy loans in effect on the last policy anniversary;

   2.  All new policy loans and  repayments  since the last policy  anniversary;
       and

   3. All transfers of cash value to or from that separate account since the last policy anniversary.

More than three months after the due date of an unpaid premium, if you continue the policy under one of the options on lapse, your cash value will equal the reserve for the policy. In such case, the cash value within 30 days after a policy anniversary will never be less than the cash value on that anniversary.

If at any time you have a policy loan allocated to a separate account and your net cash value in that separate account is zero, we will cancel the VAA and the policy loan as to such separate account and reallocate them to the other separate account. Also, the premium allocation percentage for such separate account will be reduced to zero and the percentage for the other separate account will be increased to 100%.

TABULAR CASH VALUE (TCV). The tables of TCV's on page 3A show interim TCV's at the end of each month in the first policy year and at the end of later policy years. We will determine the TCV on other dates in a consistent manner with allowance for time elapsed and premiums paid. Any TCV's not shown will be furnished on request.


V81-02-11                            Page 12

VARIABLE                            EQUITABLE
LIFE                     VARIABLE LIFE INSURANCE COMPANY
INSURANCE                         [EVLICO LOGO]
POLICY
        Home Office: 1285 Avenue of the Americas, New York, New York 10019



               Whole Life Plan -- INCREASING FACE AMOUNT. Variable insurance payable upon death. Guaranteed Minimum Death Benefit. Face amount increases annually to 150% of initial face amount. Fixed premiums payable for life. Non-Participating. Investment experience reflected in benefits. Investment options described on page 6.

No. 81-02



                                 SPECIMEN POLICY

              NOTE -- Because of variations in state policy form requirements, the policy as actually issued may differ somewhat from this specimen policy.